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                                                                     EXHIBIT 5.1




                                 June 24, 1998



American Mobile Satellite Corporation
AMSC Acquisition Company, Inc.
10802 Parkridge Blvd.
Reston, VA  20191-5416

     Re:  Registration Statement on Form S-4
          File Nos. 333-52777 and 333-52777-01 to -09

Ladies and Gentlemen:

     We have acted as special counsel to American Mobile Satellite Corporation ("Holdings"), and AMSC Acquisition Company, Inc. ("Company"), and each of AMSC Sales Corporation, Ltd., AMSC Subsidiary Corporation, American Mobile Satellite Sales Corporation, AMSC ARDIS Acquisition, Inc., AMSC ARDIS, Inc., Radio Data Network Holding Corporation, ARDIS Holding Company, and ARDIS Company (together, the "Subsidiary Guarantors"), in connection with a Registration Statement on Form S-4, as amended by Pre-Effective Amendment No. 1 thereto (the "Registration Statement"), relating to the proposed exchange by the Company of $335,000,000 principal amount of its Series B 12-1/4% Senior Notes due 2008 ("Exchange Notes") for any and all of its Series A 12-1/4% Senior Notes due 2008 ("Old Notes"). The Exchange Notes are fully and unconditionally guaranteed ("Guarantees") by Holdings and each of the Subsidiary Guarantors. The Exchange Notes and the Guarantees are issuable pursuant to the terms of an Indenture dated as of March 31, 1998 ("Indenture") between the Company and State Street Bank & Trust Company, as trustee.

     In connection with rendering the opinions set forth in this letter, we have examined the documents filed as exhibits to the Registration Statement. We also have examined (i) copies of resolutions adopted by the Board of Directors of Holdings on December 22, 1997 and March 19, 1998, (ii) copies of resolutions adopted by the Board of Directors of the Company on December 31, 1997 and March 19, 1998, (iii) copies of resolutions of Holdings' executive committee adopted on March 26, 1998, and (iv) copies of the resolutions adopted by the Boards of Directors of the Subsidiary Guarantors on March 19, 1998 and March 31, 1998. In addition, we have made such other investigations of matters of law and fact as we have considered necessary for the purposes of our opinions set forth below.
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American Mobile Satellite Corporation
June 24, 1998
Page 2


     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

     a. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than Holdings, the Company and the Subsidiary Guarantors) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

     b. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

     c. We have assumed without verification that, with respect to the minutes of any meetings of the Boards of Directors, or any committees thereof, of Holdings, the Company, or the Subsidiary Guarantors that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

     d. We have assumed without verification the accuracy and completeness of all corporate records made available to us by Holdings, the Company, and the Subsidiary Guarantors.

     e. We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws or regulations, the internal laws of the State of New York, and the General Corporation Law of the State of Delaware. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

     f. The opinions hereafter expressed are qualified to the extent that (1) the characterization of, and the enforceability of any rights or remedies in, any agreement or instrument may be limited by applicable bankruptcy, insolvency, reorganization, receivership, readjustment of debt, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally, and by general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, (2) the availability of specific performance, injunctive relief or any other equitable remedy is
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American Mobile Satellite Corporation
June 24, 1998
Page 3


subject to the discretion of a court of competent jurisdiction, and (3) the provisions of any document, agreement or instrument that (i) purport to convert, waive or consent to the jurisdiction of any court or (ii) waive any right granted by common or statutory law, may be unenforceable as against public policy.

     Based on the foregoing, we are of the opinion that:

1. The Exhange Notes have been duly authorized by all requisite corporate action of the Company and, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated in accordance with the terms of the Indenture, will constitute binding obligations of the Company under the laws of the State of New York.

2. The Guarantees of the Exchange Notes have been duly authorized by all requisite action by each of Holdings and the Subsidiary Guarantors, and when issued and delivered in connection with the exchange of the Exchange Notes for the Old Notes as described in the Registration Statement and when executed and authenticated in accordance with the terms of the Indenture, will be binding obligations of each of Holdings and the Subsidiary Guarantors under the laws of the State of New York.

     This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. We undertake no responsibility to update or supplement it after such date.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to your referencing our firm under the caption "Legal Matters" contained in the prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.


                              Sincerely,

                              /s/ ARNOLD & PORTER

                              Arnold & Porter